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                                                                   Exhibit 6(d)
                       AMENDMENT TO THE RESTATED BYLAWS OF
                        FORTIS BENEFITS INSURANCE COMPANY

                           EFFECTIVE SEPTEMBER 6, 2005

     I, Katherine L. Greenzang, Secretary of Fortis Benefits Insurance Company (the "Company"), do hereby certify that, in connection with the change of the Company's name to "Union Security Insurance Company," the following amendment to the Restated Bylaws of Fortis Benefits Insurance Company was duly adopted by the Board of Directors and the sole stockholder of the Company on December 2, 2004, to be effective on September 6, 2005.

     Article VII was amended by deleting Section 2 thereof and replacing it with the following new Section 2:

          "CORPORATE SEAL

               Section 2. The corporate seal of this Company shall be a circular die, around the edge of which shall appear the words, "Union Security Insurance Company," or such other name as the Board of Directors and stockholders of the Company may adopt from time to time, and in the center of which shall appear the words, "Corporate Seal."


                                             FORTIS BENEFITS INSURANCE COMPANY

                                            /s/  Katherine L. Greenzang
                                            ---------------------------
                                            Katherine L. Greenzang
                                            Secretary